Exhibit 5.1

PARTNERSHIP CONSTITUEE SELON LE DROIT DE L’OHIO, USA

AVOCATS AU BARREAU DE PARIS

2, RUE SAINT-FLORENTIN • 75001 PARIS

TELEPHONE: (0)1.56.59.39.39 • FACSIMILE: (0)1.56.59.39.38 • TOQUE J 001

WWW.JONESDAY.COM

March 15th, 2017

Talend S.A.

9, rue Pages

92150 Suresnes

France

Re:  Registration Statement on Form F-1, as amended relating to a Public Offering of ADSs representing Ordinary Shares of Talend S.A.

Ladies and Gentlemen:

We are acting as special French counsel for Talend S.A. (the “Company”), a French société anonyme, in connection with the public offering and sale by certain selling shareholders of the Company (the “Selling Shareholders”) of up to 3,783,111 American Depositary Shares (the “ADSs”), each representing one ordinary share of the Company with a nominal value of €0.08 per share, including ADSs purchasable by the underwriters upon their exercise of an over-allotment option granted to the underwriters by the Selling Shareholders (the “Over-allotment Option”), pursuant to the underwriting agreement dated March 15, 2017 (the “Underwriting Agreement”) entered into by and among the Company, Goldman, Sachs & Co., J.P. Morgan Securities LLC and Barclays Capital Inc., acting as the representatives of the several underwriters to be named in Schedule I to the Underwriting Agreement, and the Selling Shareholders. This opinion relates to 200,000 additional ADSs (forming part of the 3,783,111 ADSs), each representing one ordinary share of the Company with a nominal value of €0.08 per share (the “Additional Underlying Shares”), including additional ADSs purchasable by the underwriters upon their exercise of the Over-allotment Option, to be sold by the Selling Shareholders in such public offering pursuant to the registration statement to which this opinion pertains (the “462(b) Registration Statement”). The 462(b) Registration Statement incorporates by reference the contents of the Registration Statement on Form F-1 (Registration No. 333-216493) declared effective by the SEC on March 15, 2017.

In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinion. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the Additional Underlying Shares are validly issued, fully paid and non-assessable.

BUREAUX : AL-KHOBAR • AMSTERDAM • ATLANTA • BOSTON • BRISBANE • BRUXELLES • CHICAGO • CLEVELAND • COLUMBUS •  DALLAS
DETROIT • DJEDDAH • DUBAÏ • DÜSSELDORF • FRANCFORT • HONG KONG • HOUSTON • IRVINE • LONDRES • LOS ANGELES • MADRID
MEXICO • MIAMI • MILAN • MINNEAPOLIS • MOSCOU • MUNICH • NEW YORK • PARIS • PÉKIN • PERTH • PITTSBURGH • RIYAD
SAN DIEGO • SAN FRANCISCO • SÃO PAULO • SHANGHAÏ • SILICON VALLEY • SINGAPOUR • SYDNEY • TAÏPEI • TOKYO • WASHINGTON

As to facts material to the opinions and assumptions expressed herein, we have relied upon written statements and representations of officers and other representatives of the Company. We are members of the Paris bar and this opinion is limited to the laws of the Republic of France. This opinion is subject to the sovereign power of the French courts to interpret agreements and assess the facts and circumstances of any adjudication. This opinion is given on the basis that it is to be governed by, and construed in accordance with, the laws of the Republic of France.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the 462(b) Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day

Jones Day